Exhibit 99.4

CTRL GROUP LIMITED

Unit F, 12/F
Kaiser Estate
Phase 1
41 Man Yue Street
Hunghom, Kowloon, Hong Kong

VIA EDGAR

June 14, 2023

U.S. Securities and Exchange Commission

Division of Corporation Finance

Washington, D.C. 20549

Attn: Jennie Beysolow

Re:	CTRL Group Limited Registration Statement on Form F-1 (File No. 333-___________) Request for Waiver and Representation under Item 8.A.4 of Form 20-F

Ladies and Gentlemen:

The undersigned, CTRL Group Limited, a foreign private issuer organized under the laws of the British Virgin Islands (the “Company”), is submitting this letter via EDGAR to the U.S. Securities and Exchange Commission (the “Commission”) in connection with the Company’s filing on the date hereof of its registration statement on Form F-1, as amended (the “Registration Statement”), relating to the Company’s initial public offering of its Ordinary Shares.

The Company has included in the Registration Statement the audited consolidated financial statements, prepared in accordance with Generally Accepted Accounting Principles, of the Company as of March 31, 2022 and 2021, and the unaudited interim consolidated financial statements of the Company for the six-month period ended September 30, 2022.

The Company respectfully requests that the Commission waive the requirement of Item 8.A.4 of Form 20-F, which states that in the case of a company’s initial public offering, the registration statement on Form F-1 must contain audited financial statements of a date not older than 12 months from the date of the offering (the “12-Month Requirement”). See also Division of Corporation Finance, Financial Reporting Manual, Section 6220.3.

U.S. Securities and Exchange Commission
Division of Corporation Finance
Attn: Jennie Beysolow
June 14, 2023

The Company is submitting this waiver request pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, which provides that the Commission will waive the 12-Month Requirement in cases where “the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.” See also the 2004 release by the staff of the Division of Corporation Finance of the Commission (the “Staff”) entitled International Reporting and Disclosure Issues in the Division of Corporation Finance (available on the Commission’s website at  http://www.sec.gov/divisions/corpfin/internatl/cfirdissues1104.htm) at Section III(B)(c), in which the Staff notes that:

[T]he instruction indicates that the staff will waive the 12-month requirement where it is not applicable in the registrant’s other filing jurisdictions and is impracticable or involves undue hardship. As a result, we expect that the vast majority of IPOs will be subject only to the 15-month rule. The only times that we anticipate audited financial statements will be filed under the 12-month rule are when the registrant must comply with the rule in another jurisdiction, or when those audited financial statements are otherwise readily available.

In connection with this waiver request, the Company represents to the Commission that:

1. The Company is not currently a public reporting company in any jurisdiction.

2. The Company is not required by any jurisdiction outside the United States to comply with the 12-Month Requirement.

3. Compliance with Item 8.A.4 of Form 20-F is impracticable and involves undue hardship for the Company.

4. The Company does not anticipate that its audited financial statements for the fiscal year ended March 31, 2023, will be available until June of 2023.

5. In no event will the Company seek effectiveness of the Registration Statement if its audited financial statements are older than 15 months at the time of the offering.

The Company is filing this letter as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

Very truly yours,

CTRL GROUP LIMITED

By:	/s/ Lau Chi Fung
Lau Chi Fung Chief Executive Officer